Exhibit 99.1

ON ASSIGNMENT TO ACQUIRE CREATIVE CIRCLE
FOR $570 MILLION

Transaction Enables On Assignment to Meet Growing Demand
for Professionals with Digital/Creative and IT Skills

Acquisition Expected to be Accretive to On Assignment EPS

Complementary End Markets Create New Opportunities for Growth

CALABASAS, CA – May 11, 2015 – On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, announced today that it has signed a definitive agreement to acquire privately-held Creative Circle, LLC for $570 million in cash and equity, and up to an additional $30 million based on future operating performance. With the addition of Creative Circle, On Assignment will be able to provide broader staffing services that support its clients as they transform their business models and marketing demands towards digital enterprises. The acquisition is expected to be immediately accretive to On Assignment’s GAAP earnings per share and adjusted earnings per share (without any synergy savings) in 2015.

Creative Circle is one of the largest digital/creative staffing firms in North America and provides digital, marketing, advertising, and creative talent to both creative agencies and marketing departments of leading companies. Creative Circle has achieved a three- year compounded annual growth rate of 26% since 2011. In 2014, the company had approximately $226 million in revenues with an EBITDA margin of approximately 21%. Creative Circle expects to achieve double-digit top line growth in 2015.

“Technology has accelerated digital innovation and the way consumers access content. As such, our clients are faced with the need to remain competitive by transforming their business models to effectively respond to consumer demand for digital information and services on a real time basis,” said Peter T. Dameris, On Assignment’s President and Chief Executive Officer. “By working together, we can do more for our clients to accelerate their transformation to a digital platform by providing our respective clients with a more complete solution in the technology and digital/creative space.

“Our two companies share a common goal of putting people to work in challenging roles and the timing could not be better as the lines between IT and marketing departments are starting to converge as consumers demand real time content from any device anywhere in the world.

“On Assignment's strength in technology staffing combined with Creative Circle’s expertise in the digital/creative space will allow us to engage the CMO along with the CIO to provide solutions that meet the increasing needs of both groups while driving greater demand for our traditional services.”

Creative Circle will become a division of On Assignment and continue to operate under the Creative Circle brand name. The current leadership team will continue to oversee the day-to-day operations of the business.

“On Assignment is one of the more innovative and competitive companies within the professional staffing space,” said Lawrence Serf, Creative Circle’s Chief Executive Officer. “Like On Assignment, Creative Circle provides its clients with the highest quality solutions to staffing challenges and offers professionals unparalleled employment opportunities in their chosen field. We are excited to be an important part of On Assignment’s ongoing growth.”

“On Assignment and Creative Circle share a very similar culture and vision,” said Dennis Masel, Creative Circle’s Chief Operating Officer. “As we analyzed how best to continue to grow our company, joining On Assignment quickly became the logical choice.”

The transaction will expand On Assignment’s consolidated gross and EBITDA margins. On a pro forma basis, 2014 revenues and EBITDA margin were $2 billion and 12.4% respectively.

Dameris concluded, “Additionally, this acquisition brings us closer to achieving our $3 billion target in annual revenues by 2018.”

Transaction Details

Under terms of the definitive agreement, On Assignment will acquire all of Creative Circle’s equity for consideration of $570 million to be paid at closing, plus additional consideration of up to $30 million if certain performance targets for 2015 are achieved. The consideration at closing is comprised of $540 million in cash and $30 million of common stock.

In connection with the transaction, On Assignment has obtained a secured financing commitment for $975 million from Wells Fargo Bank, National Association. The new credit facility consists of a $100 million revolving credit facility (undrawn at close) and an $875 million term loan. The proceeds of the term B loan will be used to finance the cash portion of the purchase price and refinance existing On Assignment debt. Upon closing of the transaction, funded debt of the combined company is expected to total approximately 3.7x estimated pro forma adjusted EBITDA for the twelve months ended June 30, 2015.

For income tax reporting purposes, the acquisition will be treated as an asset purchase rather than a stock purchase. Consequently, the Company’s tax basis in the net assets acquired will equal the purchase consideration, resulting in an annual cash income tax savings of approximately $14 million over the next 15 years from the amortization of intangible assets.

On Assignment expects its increased scale, along with strong revenue and free cash flow generation, to result in rapid deleveraging, creating further equity value. In connection with the acquisition, On Assignment intends to make grants of restricted stock units to certain employees of Creative Circle as employment inducement awards pursuant to the NYSE rules.

The acquisition remains subject to regulatory approvals and customary closing conditions. The transaction is expected to close before the end of the second quarter.

Financial Estimates for the Second Half of 2015

On Assignment is providing estimates of its operating results from continuing operations for the second half of 2015, which assume no significant deterioration in the staffing markets that On Assignment serves. These estimates do not include any (i) acquisition, integration or strategic planning expenses or (ii) write-off of deferred loan costs on the current credit facility that will be replaced by the previously discussed new credit facility.

•	Revenues of $1.087 billion to $1.103 billion

•	Gross margin of 33.6 percent to 34.0 percent

•	SG&A expense (excludes amortization of intangible assets) of $245.5 million to $251.0 million (includes $8.4 million in depreciation and $10.0 million in equity-based compensation expense)

•	Amortization of intangible assets of $22.5 million

•	Adjusted EBITDA of $138.0 million to $142.1 million

•	Effective tax rate of 40.0 percent

•	Interest expense of $20.6 million (includes $1.6 million of non-cash amortization of deferred loan costs)

•	Adjusted income from continuing operations of $80.7 million to $83.2 million

•	Adjusted income from continuing operations per diluted share of $1.53 to $1.57

•	Income from continuing operations of $45.9 million to $48.4 million

•	Income from continuing operations per diluted share of $0.87 to $0.92

•	Diluted shares outstanding of 52.8 million

The above estimates assume billable days of 123.6 for the second half of the year, which are 2.0 days more than the first half of the year and 1.5 fewer days than the second half of 2014. The estimates also assume a foreign currency exchange rate of 1.08 (US dollar to the EURO).

The mid-point of the revenue range above implies year-over-year pro forma growth of 8.4 percent (9.2 percent on a constant currency basis). The revenue estimates assume mid-to-high single-digit growth for Apex and Oxford, and a year-over-year decline for Life Sciences Europe (flat on a constant currency basis). The estimates assume Creative Circle will generate revenues of $138.9 million to $151.7 million in the second half of 2015 (year-over- year growth of 15.2% to 25.8%).

Legal and Financial Advisors

On Assignment retained Sullivan & Cromwell LLP as legal counsel on the transaction, Latham & Watkins LLP as legal counsel on the secured financing commitment and Moelis & Company as exclusive financial advisor. Creative Circle retained Debevoise & Plimpton LLP as legal counsel and Wells Fargo Securities as exclusive financial advisor.

Conference Call

On Assignment will hold a conference call with analysts and stockholders today at 8:30 a.m. EDT. The dial-in number is (888) 254-2817, ((913) 312-0376 for callers outside the United States) and the conference ID number is 359694. Participants should dial in ten minutes before the call. A replay of the conference call will be available beginning today at 11:30 a.m. EDT and ending at midnight EDT on May 25, 2015. The access number for the replay is (800) 475-6701, ((320) 365-3844 for callers outside the United States) and the conference ID number 359694.

This call is being webcast by Thomson/CCBN and can be accessed via On Assignment’s web site at www.onassignment.com. Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. We have also posted on our website a presentation regarding this transaction.

About Creative Circle

Founded in 2002, Creative Circle is one of the largest creative staffing agencies in North America, providing digital, marketing, advertising, and creative talent to a wide range of companies. Creative Circle has developed a business model that enables it to attract and place high-level talent on demand. The collaborative, team-based approach between account executives and recruiters include a diligent screening process of all candidates to ensure the right fit for each and every placement.

About On Assignment

On Assignment, Inc. is a leading global provider of in-demand, skilled professionals in the growing technology and life sciences sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for its quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment, which is based in Calabasas, California, was founded in 1985 and went public in 1992. The Company has a network of branch offices throughout the United States, Canada, United Kingdom, Netherlands, Ireland, Belgium, Spain, and Switzerland. To learn more, visit http://www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release may include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Such measures also are used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization of intangible assets), other terms include Adjusted EBITDA (EBITDA plus equity-based compensation expense, impairment charges, write-off of loan costs, and acquisition, integration and strategic planning expenses) and Non-GAAP income from continuing operations (Income from continuing operations, plus write-off of loan costs, and acquisition, integration and strategic planning expenses, net of tax) and Adjusted income from continuing operations and related per share amounts. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2015, the expected timing of the closing of the transaction and other statements regarding the expected performance of On Assignment and of the combined company. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, income from continuing operations, adjusted income from continuing operations, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, our ability to manage our potential or actual litigation matters, the successful integration of our recently acquired subsidiaries, the successful implementation of our five-year strategic plan, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

For Information Contact:

Media Inquiries	Investor Inquiries:
Muirfield Partners	On Assignment, Inc.
Mickey Mandelbaum	Ed Pierce
Maya Pogoda	Chief Financial Officer
(310) 785-0810	(818) 878-7900